COMPUTATION OF RATIOS OF                                              Exhibit 12
EARNINGS TO FIXED CHARGES
                             American International Group, Inc. and Subsidiaries

(in millions, except ratios)
-------------------------------------------------------------------------------------------------------------------------------
Years Ended December 31,                                                    2001        2000        1999        1998       1997
===============================================================================================================================
Income before income taxes, minority interest and
  cumulative effect of accounting changes                                $ 8,139     $10,023     $ 9,399     $ 7,583     $6,383
Less-Equity income of less than 50% owned persons                             15           9          22          98        169
Add-Dividends from less than 50% owned persons                                 3           3          13          24         30
-------------------------------------------------------------------------------------------------------------------------------
                                                                           8,127      10,017       9,390       7,509      6,244
Add-Fixed charges                                                          4,195       3,842       3,152       2,884      2,617
Less-Capitalized interest                                                     71          69          60          86         65
-------------------------------------------------------------------------------------------------------------------------------
Income before income taxes, minority interest, cumulative
  effect of accounting changes and fixed charges                         $12,251     $13,790     $12,482     $10,307     $8,796
Fixed charges:
  Interest costs                                                         $ 4,038     $ 3,705     $ 3,022     $ 2,769     $2,513
  Rental expense*                                                            157         137         130         115        104
-------------------------------------------------------------------------------------------------------------------------------
Total fixed charges                                                      $ 4,195     $ 3,842     $ 3,152     $ 2,884     $2,617
===============================================================================================================================
Ratio of earnings to fixed charges                                          2.92        3.59        3.96        3.57       3.36
===============================================================================================================================

* The proportion deemed representative of the interest factor.


The ratios shown are significantly affected as a result of the inclusion of the fixed charges and operating results of AIG Financial Products Corp. and its subsidiaries (AIGFP). AIGFP structures borrowings through guaranteed investment agreements and engages in other complex financial transactions, including interest rate and currency swaps. In the course of its business, AIGFP enters into borrowings that are primarily used to purchase assets that yield rates greater than the rates on the borrowings with the intent of earning a profit on the spread and to finance the acquisition of securities utilized to hedge certain transactions. The pro forma ratios of earnings to fixed charges, excluding the effects of the operating results of AIGFP, are 4.16, 5.06, 5.51, 4.76, and 4.37 for 2001, 2000, 1999, 1998 and 1997, respectively. As AIGFP will continue to be a subsidiary, AIG expects that these ratios will continue to be lower than they would be if the fixed charges and operating results of AIGFP were not included therein.

      Excluding $900 million with respect to the World Trade Center and related losses and $2.02 billion with respect to acquisition, restructuring and related charges, the ratio of earnings to fixed charges was 3.62 for 2001.


                                      II-8